Exhibit 99.1

Press Release	Source: Liberator Medical Holdings, Inc.
Liberator Medical Recaps Record Third Quarter Results
Tuesday, August 18, 8:00 am ET
Third Quarter Net Revenue Totals $6.9 Million with $794 Thousand in Net Income
STUART, FL—(MARKET WIRE)—August 18, 2009 — Liberator Medical Holdings, Inc. (OTC.BB:LBMH - News), announces final results for the third fiscal quarter ended June 30, 2009, including record net revenue of $6.9 million and net income of $794 thousand.
Third Quarter 2009 Highlights
•	Net revenue for the third quarter ended June 30, 2009, was $6.95 million, an increase of 184% from $2.44 million for the quarter ended June 30, 2008.

•	Gross profit for the third quarter ended June 30, 2009, was $4.44 million, an increase of 186% from $1.55 million for the quarter ended June 30, 2008.

•	The Company’s operating expenses for the three months ended June 30, 2009, were $3.37 million, or 49% of revenue, compared to $1.60 million, or 66% of revenue, for the three months ended June 30, 2008.

•	Net income increased to $794 thousand, or $0.02 per share, from a net loss of ($218) thousand for the quarter ended June 30, 2008.

•	The Company had $3.49 million in cash as of June 30, 2009, an increase of $2.32 million from September 30, 2008.
Liquidity and Capital Resources
Historically, the Company’s principal use of cash has been to fund ongoing operations, which was financed primarily through the proceeds of sale of equity and debt securities. However, during the nine months ended June 30, 2009, the Company generated $698,742 of positive cash flow as a result of operating activities compared to a use of $1,506,116 of cash during the nine months ended June 30, 2008.
The Company had $3,488,557 in cash as of June 30, 2009, an increase of $2,315,539 from September 30, 2008. This increase in cash at June 30, 2009, was due to the Company’s closing on a $2,500,000 convertible debt obligation in October 2008 plus cash generated in operating activities, partially offset by the purchase of property and equipment of $369,390 during the nine months ended June 30, 2009.
Results of Operations
The Company’s revenue was $6,950,415, up $4,506,015 or 184%, for the three months ended June 30, 2009, compared to $2,444,400 for the three months ended June 30, 2008, due to a substantial advertising campaign to obtain new mail-order customers. For the nine months ended June 30, 2009, revenue was $18,119,489, up $12,820,330 or 242%, compared to $5,299,159 for the nine months ended June 30, 2008, as a result of the advertising campaign.
The Company’s gross profit was $4,444,546, up $2,889,829 or 186%, for the three months ended June 30, 2009, compared to $1,554,717 for the three months ended June 30, 2008, and $11,694,209, up $8,319,935 or 247%, for the nine months ended June 30, 2009, compared to $3,374,274 for the nine months ended June 30, 2008, as a result of the Company’s increased revenues.

The Company’s operating expenses for the three months ended June 30, 2009 were $3,372,069, or 49% of revenue, compared to $1,606,869, or 66% of revenue, for the three months ended June 30, 2008. The Company’s operating expenses for the nine months ended June 30, 2009, were $9,749,571, or 54% of revenue, compared to $4,537,208, or 86% of revenue, for the nine months ended June 30, 2008. Incremental expenses were less as compared to incremental revenues. The increases in operating expenses are primarily attributed to increased spending levels for employees, advertising, professional fees, rent, and allowance for bad debts to support the increase in revenues.
The Company’s interest expense for the three months ended June 30, 2009, was $267,232 compared to $167,049 for the three months ended June 30, 2008. The Company’s interest expense for the nine months ended June 30, 2009, was $812,407 compared to $280,438 for the nine months ended June 30, 2008. The increase in interest expense is primarily a result of two convertible debt offerings during the second and third quarters of fiscal year 2008 and a third convertible debt offering in October 2008.
The Company’s net income was $793,889 for the three months ended June 30, 2009, an increase of $1,011,724 compared to a net loss of ($217,835) for the three months ended June 30, 2008. The Company’s net income was $1,134,558 for the nine months ended June 30, 2009, an increase of $2,576,564 compared to a net loss of ($1,442,006) for the nine months ended June 30, 2008. The increases in net income are due to substantially higher sales volumes at substantially lower incremental operating expenses.
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Approximately 85% of its revenue comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
Certain statements in this press release that are not historical, but are forward-looking, and are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors listed under “Risk and Uncertainties” in our annual report on Form 10-KSB for the fiscal year ended September 30, 2008 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	June 30,	September 30,
	2009	2008
	(Unaudited)
Assets
Current Assets
Cash	$3,488,557	$1,173,018
Accounts receivable, net of allowance for doubtful accounts of $2,097,825 and $1,055,606, respectively	3,493,813	2,405,102
Prepaid expenses	46,590	321,182
Inventory, net of allowance for obsolete inventory of $50,000 and $50,000, respectively	1,235,058	785,884
Deferred advertising, current portion	1,658,265	769,851
Other	2,953	1,848

Total Current Assets	9,925,236	5,456,885

Property and Equipment
Property and Equipment, net of accumulated depreciation of $928,717 and $714,641, respectively	1,062,112	815,833

Other Assets
Deferred advertising, net of current portion	1,435,418	660,524
Deferred loan costs	466,337	492,821
Deposits	114,690	100,089

Total Other Assets	2,016,445	1,253,434

Total Assets	$13,003,793	$7,526,152

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,120,278	$900,448
Accrued liabilities	431,377	289,848
Stockholder loan	1,664,649	1,664,649
Convertible notes payable, net of unamortized discount of $406,570 and $56,833, respectively	3,734,356	772,163
Capital lease obligations, current portion	78,093	50,816
Deferred rent liability, current portion	56,244	48,261

Total Current Liabilities	8,084,997	3,726,185

Long-Term Liabilities
Convertible notes payable, net of unamortized discount of $111,773 and $748,921, respectively	2,406,926	2,788,704
Capital lease obligations, net of current portion	90,772	82,155
Deferred rent liability, net of current portion	172,045	214,215

Total Long-Term Liabilities	2,669,743	3,085,074

Total Liabilities	10,754,740	6,811,259

Stockholders’ Equity
Common stock, $.001 par value, 200,000,000 shares authorized, 32,392,311 and 32,050,366 shares issued at June 30, 2009 and September 30, 2008, respectively	32,392	32,050
Additional paid-in capital	11,617,104	11,177,266
Accumulated deficit	(9,359,865)	(10,494,423)

	2,289,631	714,893
Less: Treasury stock, at cost (85,600 shares)	(40,578)	—

Total Stockholders’ Equity	2,249,053	714,893

Total Liabilities and Stockholders’ Equity	$13,003,793	$7,526,152

See accompanying notes to unaudited condensed consolidated financial statements included in 10Q filed with the SEC on 8/12/09

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the three and nine months ended June 30, 2009 and 2008
(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2009	2008	2009	2008
Sales	$6,950,415	$2,444,400	$18,119,489	$5,299,159

Cost of Sales	2,505,869	889,683	6,425,280	1,924,885

Gross Profit	4,444,546	1,554,717	11,694,209	3,374,274

Operating Expenses
Payroll, taxes and benefits	1,517,704	650,715	3,857,069	1,808,261
Advertising	615,512	107,674	1,371,890	256,521
Bad debts	373,182	271,751	1,861,162	577,686
Depreciation	80,346	45,900	214,075	137,700
General and administrative	785,325	530,829	2,445,375	1,757,040

Total Operating Expenses	3,372,069	1,606,869	9,749,571	4,537,208

Income (Loss) from Operations	1,072,477	(52,152)	1,944,638	(1,162,934)

Other Income (Expense)
Interest Expense	(267,232)	(167,049)	(812,407)	(280,438)
Interest Income	3,084	1,366	16,767	1,366

Total Other Income (Expense)	(264,148)	(165,683)	(795,640)	(279,072)

Income (Loss) before Income Taxes	808,329	(217,835)	1,148,998	(1,442,006)

Provision for Income Taxes	14,440	—	14,440	—

Net Income (Loss)	$793,889	$(217,835)	$1,134,558	$(1,442,006)

Basic earnings (loss) per share:
Weighted average shares outstanding	32,132,943	32,050,366	32,067,847	31,683,081
Earnings (loss) per share	$0.02	$(0.01)	$0.04	$(0.05)

Diluted earnings (loss) per share:
Weighted average shares outstanding	37,334,188	32,050,366	35,990,375	31,683,081
Earnings (loss) per share	$0.02	$(0.01)	$0.03	$(0.05)
See accompanying notes to unaudited condensed consolidated financial statements included in 10Q filed with the SEC on 8/12/09

Liberator Medical Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the nine months ended June 30, 2009 and 2008
(Unaudited)

	2009	2008
Cash flow from operating activities:
Net Income (Loss)	$1,134,558	$(1,442,006)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	1,457,997	385,962
Equity based compensation	365,333	601,991
Bad debt expense	1,861,162	577,686
Non-cash interest related to convertible notes payable	564,923	93,255
Amortization of non-cash loan issuance costs	28,931	4,491
Changes in operating assets and liabilities:
Accounts receivable	(2,949,873)	(1,505,831)
Prepaid expenses and other current assets	(33,895)	(8,254)
Deposits	(14,601)	(2,498)
Inventory	(449,174)	(206,232)
Accounts payable	1,219,830	600,008
Accrued expenses	112,033	11,743
Deferred rent	(34,187)	(31,486)
Deferred loan costs	342,935	98,289
Deferred advertising	(2,907,230)	(683,234)

Net Cash Flow Provided by (Used in) Operating Activities	698,742	(1,506,116)

Cash flow from investing activities:
Purchase of property and equipment	(369,390)	(137,559)

Net Cash Flow Used in Investing Activities	(369,390)	(137,559)

Cash flow from financing activities:
Proceeds from sale of stock	—	686,200
Proceeds from issuance of convertible notes	2,500,000	4,304,000
Proceeds from notes payable	—	53,000
Broker commissions	(203,056)	(356,500)
Legal and other fees paid	(122,609)	(199,370)
Purchase of treasury stock	(40,578)	—
Payments of long-term debt and capital lease obligations	(147,570)	(328,840)

Net Cash Flow Provided by Financing Activities	1,986,187	4,158,490

Net increase in cash	2,315,539	2,514,815

Cash at beginning of period	1,173,018	176,820

Cash at end of period	$3,488,557	$2,691,635

Supplemental disclosure of cash flow information:
Cash paid for interest	$289,739	$154,799
Cash paid for income taxes	$21,260	$—

Supplemental schedule of non-cash investing and financing activities:
Capital expenditures funded by capital lease borrowings	$90,965	$54,083
Common stock issued for interest expense	$104,983	$—
Common stock issued for conversion of debt	$85,000	$25,000
See accompanying notes to unaudited condensed consolidated financial statements included in 10Q filed with the SEC on 8/12/09

Contact:

Liberator Medical Holdings, Inc.
Mark Libratore
President & CEO
772-287-2414
investors@liberatormedical.com

Investor Relations Contact
Gerald Kieft
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net